Exhibit 21.1

ANSWERTHINK, INC.
LISTING OF SUBSIDIARIES

JURISDICTION OF

ANSWERTHINK, INC.	FLORIDA

SUBSIDIARIES

UbiComs EOOD	Bulgaria
Scott Mednick & Associates	California
Answerthink Ltd.	Canada
AnswerThink Florida, Inc. f/k/a UbiComs, Inc.	Delaware
EZCommerce Global Solutions	Delaware
Net Cube of Delaware f/k/a Anzen Corporation	Delaware
THINK New Ideas, Inc.	Delaware
UbiCube Acquisition Corp.	Delaware
UbiCube Group, Inc.	Delaware
Beacon Analytics, Inc.	Florida
CFT Consulting, Inc.	Florida
GCSB Acquisition Corporation	Florida
Epic Acquisition Corporation	Florida
Laznar Acquisition Corporation	Florida
Answerthink Europe GmbH	Germany
Infinity Consulting Group, Inc.	Indiana
NetComs Entertainment, Inc.	Maine
NetComs USA, Inc.	Maine
Advis Acquisition Corporation	Massachusetts
Legacy Technology, Inc.	Massachusetts
Answerthink BV	Netherlands
Delphi Partners, Inc.	New Jersey
Net Cube of New Jersey f/k/a Office of the Future	New Jersey
On Ramp, Inc.	New York
SD Goodman Group, Inc.	New York
The Hackett Group, Inc.	Ohio
triSpan, Inc.	Pennsylvania
Group Cortex, Inc.	Pennsylvania
EZCommerce India Limited	Republic of India
Answerthink AG	Switzerland
Answerthink, Ltd.	United Kingdom
NetComs Entertainment, Ltd.	United Kingdom
RDI UbiComs Limited	United Kingdom
The Hackett Group Limited	United Kingdom